Exhibit 99.1

Nocera, Inc. Enters Agreement to Acquire 51% Controlling Interest in iTake Inc. in Taiwan

PUBLISHED

SEP 29, 2022 10:00AM EDT

Acquisition Expected to Increase Current Revenues by up to $3 Million with Potentially $1 Million Gross Profit

TAIPEI, TAIWAN / ACCESSWIRE / September 29, 2022 / Nocera, Inc. (NASDAQ: NCRA) ("Nocera" or the "Company"), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (RAS), today announced that it has entered a purchase agreement to acquire a 51% controlling interest in iTake Inc., a Taiwan corporation located in Taipei City, Taiwan (R.O.C.), using Variable Interest Entity agreements (VIE).

The purchase price of iTtake's controlling interest is $200,000 plus 100,000 class A warrants. The purchase agreement was executed on September 26, 2022, and the acquisition is anticipated to close by November 15, 2022. iTake is an AIOT (Artificial Intelligence of Things) company that combines artificial intelligence (AI) computing and Internet Communication Technology. iTake currently has 21 locations in Taipei Metro Stations, and it is working with Taipei City Office and Taichung City office to commence a trial run to use their Smart Cabinets for directors interoffice document storage and delivery. A Smart Cabinet is an AIOT battery-powered locker that uses Wi-Fi and Bluetooth technology that provides users the ability to open and pick up deposited goods using their smartphones. Smart Cabinets can also be used as vending machines allowing the sale of goods by merchants.

iTake is also working with one of the biggest internet shopping platforms to roll out unmanned shops throughout Taiwan and Southeast Asia. iTake's current shopping platform has over 1,200 delivery locations in Taiwan. iTake's business strategy is to open 300 unmanned shops to save labor costs and eventually convert the 1,200 delivery locations into unmanned shops. The first unmanned shop is expected to be rolled out in November of 2022. For more information, please visit iTake's website at www.itake.space.

Jeff Cheng, CEO of Nocera, Inc., commented on the planned acquisition, "We believe that our strategic acquisition of a controlling interest in iTake will increase Nocera's 2023 revenue by $3,000,000 by giving us an AIOT way to sell and deliver our seafood and other food products to our customers through iTake's Smart Cabinets. iTake and Nocera are also working together to make smart frozen cabinets for the delivery of our frozen seafood. "

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About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems (RAS) for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company's main business operation consists of the design, development, and production of large-scale RAS fish tank systems, (aquaculture) for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company's website at www.nocera.company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "may," "plan," "projects," "predicts," "should, "will" and similar expressions as they relate to Nocera are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company's control. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contacts:Hanover Int'lJh@hanoverintlinc.com

TraDigital IRChristine Petragliachristine@tradigitalir.com

SOURCE: Nocera, Inc.

accesswire.com https://www.accesswire.com/717836/Nocera-Inc-Enters-Agreement-to-Acquire-51-Controlling-Interest-in-iTake-Inc-in-Taiwan

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